77C Matters submitted to a vote of security holders

Shareholder meeting results (Unaudited)

January 31, 2013 annual meeting

A proposal to approve fixing the number of Trustees at 15 was approved as follows:

Votes for 		Votes against 		Abstentions
124,214,952 		2,329,445 		1,223,225

At the meeting, each of the nominees for Trustees was elected, as follows:

      Votes for 		Votes withheld

Liaquat Ahamed 		124,305,585 		3,462,037
Ravi Akhoury 			124,440,459 		3,327,163
Jameson A. Baxter 		124,451,443 		3,316,179
Barbara M. Baumann 		124,520,027 		3,247,595
Charles B. Curtis 		124,384,710 		3,382,912
Robert J. Darretta 		124,558,222 		3,209,400
Katinka Domotorffy 		124,204,538 		3,563,084
John A. Hill 			124,415,065 		3,352,557
Paul L. Joskow 		124,588,256 		3,179,366
Elizabeth T. Kennan 	124,086,707 		3,680,915
Kenneth R. Leibler 		124,561,597 		3,206,025
Robert E. Patterson 	124,458,227 		3,309,395
George Putnam, III 		124,513,928 		3,253,694
Robert L. Reynolds 		124,558,872 		3,208,750
W. Thomas Stephens 		124,258,366 		3,509,256

All tabulations are rounded to the nearest whole number.